UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2015

RESOLUTE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800 Denver, CO		80203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 303-534-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Long-Term Incentive Compensation for Executive Officers.

On May 5, 2015, the Board of Directors of Resolute Energy Corporation (the “Company”) and its Compensation Committee approved long-term incentive awards for 2015 consisting of a combination of stock options and restricted cash grants for its executive officers (including the first five individuals listed in the table below, who are the Company’s “Named Executive Officers”) and Company employees under the Company’s 2009 Performance Incentive Plan (the “Plan”). The dollar denominated target value of each executive officer’s 2015 long-term incentive award was reduced by 35% from last year’s awards. Furthermore, rather than granting such awards in the form of restricted stock, as had been the past practice, the 2015 long-term incentive awards to our executive officers consisted of grants of (i) options to purchase shares of common stock of the Company, vesting in three equal annual installments on each of the first three anniversaries of the date of grant, with an exercise price of $1.35 per share and a ten year term, (ii) time-vested restricted cash awards, vesting in three equal annual installments on each of the first three anniversaries of the date of grant, and (iii) performance-vested restricted cash awards, as described below.

The performance criteria for the performance-vested restricted cash awards will be based on future prices of the Company’s common stock trading at or above specified thresholds. If and as certain stock price thresholds are met, using a 60 trading day average, various multiples of the performance-vested cash award will be attained. The first stock price hurdle is at $2.00 at which the award would be payable at 1x, and the highest stock price hurdle would be $8.00 at which the award would be payable at a multiple of 6x. Interim hurdles and multiples between these end points are set forth in the governing agreements. The performance-vested cash awards have a ten year term (i.e., the Company’s obligation would be triggered at any time the defined stock price multiples are met over a ten year period, subject to the initial three year vesting period, described below, and provided the employee continues to be employed by the Company). A time vesting element will apply to the performance-vested cash awards such that attained multiples will not be paid out earlier than upon satisfaction of a three-year vesting timetable from the date of grant. In order for an award to be paid, both the performance criteria and the time criteria would need to be satisfied. Once a time vesting date passes, the employee is entitled to be paid one third, two thirds or 100%, as applicable, of whatever multiples have been achieved. Any multiples achieved following 100% time vesting would be paid within 60 days of such achievement.

The 2015 long-term incentive awards to our executive officers were as follows:

Executive Officer	Number of stock options	Time-vested restricted cash award ($)	Performance-vested restricted cash award ($)
Nicholas J. Sutton, Chief Executive Officer	365,702	781,842	781,842
James M. Piccone, President	205,785	439,951	439,951
Richard F. Betz, Executive Vice President and Chief Operating Officer	130,165	278,283	278,283
Theodore Gazulis, Executive Vice President and Chief Financial Officer	130,165	278,283	278,283
Michael N. Stefanoudakis, Senior Vice President, General Counsel and Secretary	74,380	159,019	159,019
Bob D. Brady, Jr., Senior Vice President – Operations	65,083	139,141	139,141
James A. Tuell, Senior Vice President and Chief Accounting Officer	53,151	113,632	113,632

The terms of the 2015 long-term incentive awards are governed in all respects by the terms of the Plan and the applicable Stock Option Agreement and Performance Cash Incentive Award Agreement, and the above summary is qualified in its entirety by reference thereto. Such agreements are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Form of Stock Option Agreement

10.2	Form of Performance Cash Incentive Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2015

RESOLUTE ENERGY CORPORATION

By:	/s/ James M. Piccone
James M. Piccone
President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Stock Option Agreement

10.2	Form of Performance Cash Incentive Award Agreement